EXHIBIT 23.4

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Plans Administration Committee of
Travelers Group Inc.
     and
The Board of Directors
Travelers Property Casualty Corp:

We consent to the incorporation by reference in the registration statement on Form S-8 of Travelers Property Casualty Corp. of our report dated June 21, 1996, relating to the statements of net assets available for plan benefits of Travelers Group 401(k) Savings Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for the years then ended, and all related schedules, which is incorporated by reference in the 1995 Annual Report on Form 10-K, as amended, of Travelers Group Inc. incorporated herein by reference.


/s/ KPMG Peat Marwick LLP

New York, New York
April 22, 1997